Exhibit (d)(2)

CREE, INC.

FISCAL 2001 STOCK OPTION

BONUS PLAN

(as amended and restated August 5, 2002)

ARTICLE I—GENERAL PROVISIONS

1.1	The Plan is designed to provide for grants of Nonqualified Stock Options to Eligible Participants upon the achievement by the Company of earnings per share targets for each quarter of the fiscal year ending June 24, 2001. Directors and officers of the Company are not eligible for Awards under the Plan.

1.2	Awards under the Plan may be made to Participants only in the form of Nonqualified Stock Options at a purchase price per share that is not less than the Fair Market Value of the Stock on the Option Grant Date. Awards may otherwise be made, to the extent not inconsistent with the Plan, at such times, in such amounts, under such terms and to such Eligible Participants as is determined from time to time by the Committee administering the Plan.

1.3	The Plan was adopted effective October 19, 2000.

ARTICLE II—DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1	“Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.2	“Agreement” means the written agreement evidencing an Award or Awards granted to a Participant under the Plan and includes the notice of grant issued by the Company to the Participant with respect to the Award if the agreement applicable to the Award so provides.

2.3	“Award” means a Stock Option granted to a Participant in accordance with the provisions of the Plan.

2.4	“Board” means the Board of Directors of Cree, Inc.

2.5	“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

2.6	“Committee” means the Compensation Committee of the Board or such other committee consisting of two or more members of the Board as may be appointed by the Board to administer this Plan pursuant to Article III.

2.7	“Company” means Cree, Inc., a North Carolina corporation, and its successors and assigns. The term “Company” shall include any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code, as modified by Section 415(h) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code, as modified by Section 415(h) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code. With respect to all actions relating to the Plan, including, but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Cree, Inc. shall be authorized to act on behalf of all other entities included within the definition of “Company.”

2.8	“Disability” means (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance), a disability as determined under procedures established by the Committee or in any Award.

2.9	“Eligible Participant” means any employee of the Company, as shall be determined by the Committee; provided, however, that no officers or directors of the Company shall be Eligible Participants.

2.10	“Fair Market Value” means the last sale price of the Stock in the regular trading session on The Nasdaq Stock Market on the date of reference (or, if there is no regular trading session that day, the nearest preceding day on which there was a regular trading session); provided, however, that for purposes of Awards granted on the effective date of this Plan, the Fair Market Value shall be the last sale price of the Stock in the regular trading session on The Nasdaq Stock Market on the day prior to the effective date of this Plan. The Committee may in its discretion establish an alternative method of determining Fair Market Value.

2.11	“Nonqualified Stock Option” means a Stock Option which is not an incentive stock option under Section 422 of the Code. All Awards under this Plan shall be Nonqualified Stock Options.

2.12	“Option Grant Date” means, as to any Stock Option, the latest of:

(a)	the date on which the Committee approves the grant of the Stock Option to the Participant;

(b)	such other date (later than the date described in (a) above) as the Committee may designate.

2.13	“Participant” means an Eligible Participant to whom an Award has been granted and who has entered into an Agreement evidencing the Award.

2.14	“Plan” means the Cree, Inc. Fiscal 2001 Stock Option Bonus Plan as set forth herein and as further amended or amended and restated from time to time.

2.15	“Stock” means shares of the Common Stock of Cree, Inc., par value $0.0025 per share, as may be adjusted pursuant to the provisions of Section 3.10.

2.16	“Stock Option” means an Award under this Plan of an option to purchase Stock.

2.17	“Termination of Employment” means the discontinuance of employment of a Participant with the Company for any reason, whether voluntary or involuntary. The determination of whether a Participant has discontinued employment shall be made by the Committee in its discretion.

ARTICLE III—ADMINISTRATION

3.1	The Plan shall be administered by the Committee. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with any law. Members of the Committee shall be appointed originally, and as vacancies occur, by the Board, to serve at the pleasure of the Board. The Board may serve as the Committee if all Board members are otherwise eligible to serve on the Committee.

3.2	The Committee shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum or other document signed by all of its members shall constitute the decision of the Committee without the necessity, in such event, for holding an actual meeting.

3.3	The Committee shall have the exclusive right to interpret, construe and administer the Plan, to determine the persons who are eligible to receive Awards, and to act in all matters pertaining to the granting of Awards and the contents of the Agreements evidencing the Awards, including without limitation, the determination of the number of shares of Stock subject to an Award, and the form, terms, conditions and duration of each Award, and any amendment thereof, consistent with the provisions of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their beneficiaries.

3.4	The Committee may adopt such rules, regulations and procedures of general application for the administration of the Plan as it deems appropriate.

3.5	The number of shares of Stock which are available for Award under the Plan shall be Three Hundred Thousand (300,000) shares. Such shares of Stock shall be made available from authorized and unissued shares. If, for any reason, any shares of Stock subject to purchase under the Plan are not purchased, or are reacquired by the Company, for reasons including, but not limited to, forfeiture, termination, expiration or cancellation of a Stock Option, such shares of Stock shall not be charged against the aggregate number of shares of Stock available for Awards under the Plan and shall again be available for Award under the Plan.

3.6	Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, as may be directed by the Committee.

3.7	The Company shall not be required to issue any shares of Stock or deliver certificates therefor prior to:

(a)	the listing of such shares on any stock exchange on which the Stock may then be listed; and

(b)	the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body which the Company shall, in its discretion, determine to be necessary or advisable.

3.8	All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or national market system upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

3.9	Except as provided otherwise in the Plan or in an Agreement, no Participant awarded a Stock Option shall have any right as a shareholder with respect to any shares of Stock covered by his or her Stock Option prior to the date of issuance to him or her of a certificate or certificates for such shares of Stock.

3.10	If any reorganization, recapitalization, reclassification, stock split-up, stock dividend, or consolidation of shares of Stock, merger or consolidation of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock, then equitable adjustments shall be made by the Committee in:

(a)	the limitation on the aggregate number of shares of Stock that may be awarded as set forth in Section 3.5 of the Plan;

(b)	the number and class of shares of Stock that may be purchased upon exercise of outstanding Stock Options;

(c)	the purchase price to be paid per share of Stock under outstanding Stock Options; and

(d)	the terms, conditions or restrictions of any Award and the Agreement evidencing such Award.

3.11	The Committee may require each person purchasing shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that he is acquiring the shares of Stock without a view to distribution thereof and/or that he has met such other requirements as the Committee determines may be applicable to such purchase. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

3.12	The Committee shall be authorized to make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect. Notwithstanding any other provisions of the Plan, the Committee is also authorized to take such action as it determines to be necessary or advisable, and fair and equitable to Participants, with respect to outstanding Awards in the event the shareholders of the Company approve a definitive agreement or plan to merge or consolidate the Company with or into another corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Company. Such action by the Committee may include, but is not limited to, establishing, amending or waiving the forms, terms, conditions and duration of the Award and the Agreement evidencing the Award, so as to provide for earlier, later, extended or additional times for exercise or payments, differing methods for calculating payments, alternate forms and amounts of payment or other modifications. The Committee may take such actions pursuant to this section by adopting rules and regulations of general applicability to all Participants or to certain categories of Participants, by including, amending or waiving terms and conditions in Awards and the Agreements evidencing the Awards, or by taking action with respect to individual Participants.

3.13	The Committee shall have full power and authority to determine whether, to what extent and under what circumstances, any Award or the exercise thereof shall be canceled, suspended or rescinded if (a) the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in, other than any insubstantial interest, as determined by the Committee, any business that is in competition with the Company as determined by the Committee in its discretion; (b) is terminated for cause as determined by the Committee in its discretion; or (c) otherwise engages in activity detrimental to the Company as determined by the Committee in its discretion.

ARTICLE IV—NONQUALIFIED STOCK OPTIONS

4.1	One or more Stock Options may be granted as Nonqualified Stock Options to persons who are Eligible Participants on the Option Grant Date of such Awards, granting such persons the right to purchase shares of Stock at such time or times determined by the Committee, following the Effective Date, subject to the terms and conditions set forth in this Article IV.

4.2	The purchase price per share of Stock under each Nonqualified Stock Option shall be established in the Agreement but may not be less than 100% of the Fair Market Value on the Option Grant Date.

4.3	The Nonqualified Stock Option may be exercised in full or in part from time to time within such period as may be specified at any time by the Committee or in the applicable Agreement; provided, that, in any event, upon a Termination of Employment of a Participant, the Participant’s Nonqualified Stock Options shall remain exercisable for a period of no more than three months following the Participant’s Termination of Employment, and shall thereafter lapse and cease to be exercisable, unless:

(a)	employment shall have terminated as a result of death or Disability, in which event the Participant’s Nonqualified Stock Options shall remain exercisable for a period not to exceed one year after the date of death or Disability, and shall thereafter lapse and cease to be exercisable; or

(b)	death shall have occurred following a Termination of Employment and while the Nonqualified Stock Option was still exercisable, in which event the Participant’s Nonqualified Stock Options shall remain exercisable for a period not to exceed one year after the date of death, and shall thereafter lapse and cease to be exercisable; or

(c)	the Committee, in its discretion at the time of the option grant, provides for a shorter or longer period of exercisability after the Participant’s Termination of Employment, and such shorter or longer period is specified in the Participant’s Nonqualified Stock Option Agreement; or

(d)	the Committee, in its discretion at any time after the Option Grant Date, provides for a longer period of exercisability after the Participant’s Termination of Employment, and such longer period is specified in a written document signed by both the Participant and an authorized representative of the Company, a copy of which will be provided to the Stock Plan Administrator.

provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Nonqualified Stock Option.

4.4	The Nonqualified Stock Option Agreement may include any other terms and conditions not inconsistent with this Article IV or Article V below, as determined by the Committee.

ARTICLE V—INCIDENTS OF STOCK OPTIONS

5.1	Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions that may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

5.2	Except as provided below, a Stock Option shall be exercisable during the lifetime of the Participant only by him or his guardian or legal representative and shall not be transferable by the Participant other than by will or by the laws of descent and distribution. However, the Committee may, in its sole discretion, either pursuant to an Agreement or otherwise, permit a Participant to transfer a Nonqualified Stock Option by gift or other donative transfer without payment of consideration, conditioned upon and subject to compliance with all applicable law (including, but not limited to, securities law).

5.3	Shares of Stock purchased upon exercise of a Stock Option shall be paid for in such amounts, at such times and upon such terms as shall be determined by the Committee, subject to limitations set forth in the Stock Option Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options which permit the Participant to deliver shares of Stock, or other evidence of ownership of Stock satisfactory to the Company, with a Fair Market Value equal to the Stock Option price as payment.

5.4	The Committee may at any time offer to buy out for a payment in cash or Stock an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

5.5	If a Participant is required to pay to the Company an amount with respect to income and employment tax withholding obligations in connection with exercise of a Nonqualified Stock Option, the Committee, in its discretion and subject to such rules as it may adopt, may permit the Participant to satisfy the obligation, in whole or in part, by making an irrevocable election that a portion of the total Fair Market Value of the shares of Stock subject to the Nonqualified Stock Option be paid in the form of cash in lieu of the issuance of Stock and that such cash payment be applied to the satisfaction of the withholding obligations. The amount to be withheld shall not exceed the statutory minimum federal and state income and employment tax liability arising from the Stock Option exercise transaction.

ARTICLE VI—AMENDMENT AND TERMINATION

6.1	The Board, upon recommendation of the Committee, or otherwise, at any time and from time to time may amend or terminate the Plan.

6.2	No amendment to or discontinuance of this Plan or any provision thereof by the Board or the shareholders of the Company shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, any Award previously granted to such Participant under this Plan; provided, however, the Committee retains the right and power to:

(a)	annul any Award if the Participant is terminated for cause as determined by the Committee; and

(b)	provide for the forfeiture of shares of Stock or other gain under an Award for competing against the Company as determined by the Committee or for engaging in such other activities detrimental to the Company as may be specified in the Agreement evidencing the Award.

ARTICLE VII—MISCELLANEOUS PROVISIONS

7.1	Nothing in the Plan or any Award granted hereunder shall confer upon any Participant any right to continue in the employ of the Company, or to serve as a director thereof, or interfere in any way with the right of the Company to terminate his or her employment at any time. Unless specifically provided otherwise, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as otherwise provided by the Committee.

7.2	The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Stock Option or the exercise thereof, including, but not limited to, the withholding of payment of all or any portion of such Award or another Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or another Award under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or another Award under this Plan, in order to withhold or reimburse itself for the amount it is required to so withhold.

7.3	The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

7.4	The terms of the Plan shall be binding upon the Company, and its successors and assigns.

7.5	No Stock Option shall be transferable except as provided for herein. If a Participant attempts to transfer a Stock Option in violation hereof, the Committee shall have the authority to terminate the Stock Option.

7.6	This Plan and all actions taken hereunder shall be governed by the laws of the State of North Carolina.

7.7	If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

7.8	This Plan shall expire immediately following the Option Grant Date of any Award made based on the Company’s financial performance for the fourth quarter of its fiscal year ending June 24, 2001 and shall in any event expire on September 30, 2001.